                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549


                                    FORM 8-K


                                 CURRENT REPORT
                PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES
                              EXCHANGE ACT OF 1934


     Date of Report (Date of earliest event reported)   May 17, 1996
                                                      --------------------



                           NATIONAL MEDIA CORPORATION
 ------------------------------------------------------------------------------
               (Exact name of registrant as specified in charter)



     DELAWARE                         I-6715                   13-2658741
- -------------------------     ------------------------    ---------------------
(State or other juris-        (Commission File Number)    (IRS Employer Identi-
diction of incorporation)                                  fication No.)


1700 WALNUT STREET, PHILADELPHIA, PA                                    19103
- ----------------------------------------                              ---------
(Address of principle executive offices)                              (Zip Code)


Registrant's telephone number, including area code   215-772-5000
                                                   -----------------

                                       N/A
 ------------------------------------------------------------------------------
         (Former name or former address, if changed since last report.)

                  ____________________________________________


                        Exhibit Index appears on Page 27

Item 2.   ACQUISITION OR DISPOSITION OF ASSETS

          On May 17, 1996, pursuant to the terms of that certain Agreement and Plan of Merger and Reorganization (the "Merger Agreement"), dated as of January 17, 1996 and amended as of April 4, 1996, by and among National Media Corporation (the "Company"), PRT Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Company ("Merger Sub"), and Positive Response Television, Inc., a California corporation ("PRT"), the Company acquired PRT through a tax-free merger (the "Merger") of PRT with and into Merger Sub. PRT is a California-based direct marketing company and a producer of infomercials. Upon consummation of the Merger, the separate corporate existence of PRT ceased, and the name of Merger Sub was changed to "Positive Response Television, Inc.".

          Pursuant to the terms of the Merger, each share of PRT common stock has been converted into the right to receive .4512 shares of the Company's common stock. No fractional shares will be issued. Cash will be paid in lieu of any fractional shares resulting from the Merger in an amount equal to the fractional share interest to which a holder of PRT common stock (a "Holder") would otherwise be entitled multiplied by $18.6625, the average closing price of the Company's common stock on the New York Stock Exchange for the twenty (20) trading days prior to the consummation of the Merger. It is presently anticipated that an aggregate of approximately 1,625,000 shares of the Company's common stock will be issued upon surrender of certificates representing shares of PRT common stock.

          In addition to the foregoing, an aggregate of 211,146 shares of the Company's common stock, representing .0586 shares of the Company's common stock for each share of PRT common stock outstanding at the effective time of the Merger, have been deposited into an escrow account pending the satisfaction of certain conditions described in the Merger Agreement and that certain Escrow Agreement, dated as of May 17, 1996, by and among the Company, PRT, the Shareholders' Representative named therein and Chemical Mellon Shareholder Services, L.L.C., as Escrow Agent, entered into pursuant thereto.

          At the effective time of the Merger, there were outstanding options to purchase an aggregate of 378,990 shares of PRT common stock under an existing stock option plan. Pursuant to the terms of the Merger, these options have been assumed by the Company and have been converted into the right to acquire an aggregate of approximately 193,200 shares of the Company's common stock. The exercise price of each such option has been similarly adjusted to reflect the exchange rate in the Merger.

          Upon consummation of the Merger, Merger Sub retained the employees of PRT and entered into five (5) year employment agreements (the "Employment Agreements") with each of Michael Levey, former Chairman and Chief Executive Officer of PRT, and Lisa Vann Levey, former Vice President and Secretary of PRT.

          The Employment Agreements, which are renewable for successive one year periods, provide that Michael Levey and Lisa Vann Levey shall be engaged as, and hold the positions of, Chief Executive Officer of Merger Sub and Vice President of Merger Sub, respectively, at annual base salaries of $325,000 and $200,000, respectively. Michael Levey and Lisa Vann Levey shall also participate in, and be eligible for bonuses pursuant to, the Company's Management Incentive Plan and shall be entitled to participate in all other benefit programs generally available to officers of the Company and its subsidiaries. In addition, pursuant to the Employment Agreements, each of Michael Levey and Lisa Vann Levey are provided with an automobile allowance. Furthermore, Merger Sub has agreed to maintain a life insurance policy, in the face amount of $2.0 million, on behalf of Mr.

          Levey and the Company has agreed to grant Mr. Levey options to purchase up to an aggregate of 300,000 shares of the Company's common stock. The Employment Agreements also impose restrictions on the ability of each of Michael Levey and Lisa Vann Levey to sell their shares of the Company's common stock. The Company has granted Michael Levey certain piggyback registration rights with respect to the shares of the Company's common stock owned by Mr. Levey and his wife.

          Copies of the Merger Agreement, the Escrow Agreement and the Employment Agreements of each of Michael Levey and Lisa Vann Levey are attached hereto as Exhibits 2.1, 2.2, 99.1 and 99.2, respectively.


Item 5.   OTHER EVENTS

          On May 30, 1996, the Company announced that it had reached separate agreements to acquire (i) all of the outstanding capital stock of Prestige Marketing International Limited and Prestige Marketing Limited (collectively, "Prestige Marketing"), and (ii) all of the outstanding capital stock of Suzanne Paul Holdings PTy Limited ("Suzanne Paul") and its subsidiaries.

          Prestige Marketing (which operates in New Zealand and throughout
          Asia) and Suzanne Paul (which operates in Australia) are direct response television marketing companies based in New Zealand and Australia, respectively.

          The acquisitions will be funded by a combination of cash and shares of the Company's common stock and are collectively valued at approximately $27.0 million. The acquisitions are subject to certain regulatory notifications and are expected to be completed before the end of June, 1996.

          Three of the principals of the companies will enter into five-year employment agreements upon consummation of the acquisitions.

          A copy of the press release issued by the Company announcing the agreements is attached hereto as Exhibit 99.3.

Item 7.   FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

          (a)  FINANCIAL STATEMENTS OF BUSINESSES ACQUIRED.


  POSITIVE RESPONSE TELEVISION, INC. AND SUBSIDIARIES CONSOLIDATED FINANCIAL STATEMENTS


                         INDEX TO FINANCIAL STATEMENTS

  Independent Auditors' Report........................................................   4
  Consolidated Balance Sheets, December 31, 1995 and 1994.............................   5
  Consolidated Statements of Operations, Years Ended December 31, 1995, 1994 and
   1993...............................................................................   6
  Consolidated Statements of Shareholders' Equity, Years Ended December 31, 1995, 1994
   and 1993...........................................................................   7
  Consolidated Statements of Cash Flows, Years Ended December 31, 1995, 1994 and
   1993...............................................................................   8
  Notes to Consolidated Financial Statements..........................................   9
  Consolidated Balance Sheets, March 31, 1996 (Unaudited) and December 31, 1995.......  18
  Consolidated Statements of Operations (Unaudited), Three Months Ended March 31,
   1996 and 1995......................................................................  19
  Consolidated Statements of Cash Flows (Unaudited), Three Months Ended March 31,
   1996 and 1995......................................................................  20
  Notes to Consolidated Financial Statements (Unaudited)..............................  21


                          INDEPENDENT AUDITORS' REPORT
The Board of Directors of
 Positive Response Television, Inc.
Sherman Oaks, California

    We have audited the consolidated balance sheets of Positive Response Television, Inc. and subsidiaries (the "Company") at December 31, 1995 and 1994 and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Positive Response Television, Inc. and subsidiaries at December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.



Deloitte & Touche LLP

Los Angeles, California

March 25, 1996

              POSITIVE RESPONSE TELEVISION, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS


                           DECEMBER 31, 1995 AND 1994

                                ASSETS (NOTE 7)


                                                                                 DECEMBER 31,    DECEMBER 31,
                                                                                     1995            1994
                                                                                --------------  --------------
CURRENT ASSETS
  Cash and cash equivalents...................................................  $      725,000  $    3,247,000
  Restricted cash (Note 7)....................................................       1,500,000       1,500,000
  Royalties receivable........................................................         663,000       1,408,000
  Accounts receivable, net of allowance for doubtful accounts of $237,000 and
   152,000, at 1995 and 1994, respectively....................................       4,887,000       1,938,000
  Inventories.................................................................       2,413,000       1,676,000
  Infomercial production costs, net of accumulated amortization of $2,873,000
   and $969,000, at 1995 and 1994, respectively...............................       1,877,000       1,272,000
  Current portion of notes receivable (Note 3)................................         381,000         314,000
  Prepaid air time............................................................       2,024,000       2,834,000
  Prepaid income taxes........................................................           2,000         862,000
  Prepaid expenses and other current assets...................................         628,000         914,000
  Deferred air time...........................................................       1,647,000       4,192,000
  Due from officers (Note 8)..................................................         121,000         193,000
                                                                                --------------  --------------
      Total current assets....................................................      16,868,000      20,350,000
NOTES RECEIVABLE, NET OF CURRENT PORTION (Note 3).............................         129,000          10,000
FURNITURE, FIXTURES AND EQUIPMENT, net (Note 4)...............................         622,000         615,000
OTHER ASSETS..................................................................         434,000         295,000
                                                                                --------------  --------------
      TOTAL ASSETS............................................................  $   18,053,000  $   21,270,000
                                                                                --------------  --------------
                                                                                --------------  --------------

                                     LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable............................................................  $    1,001,000  $    1,464,000
  Accrued professional fees (Note 8)..........................................         323,000         132,000
  Deferred revenues...........................................................         274,000         284,000
  Allowance for returns.......................................................       1,394,000         893,000
  Accrued Royalties...........................................................         497,000         164,000
  Other accrued expenses......................................................         783,000         590,000
  Notes payable - bank (Note 7)...............................................       1,839,000        --
  Current portion of long-term debt (Note 7)..................................          25,000          23,000
  Profit participation payable (Note 5).......................................         276,000       1,196,000
  Deferred income taxes (Note 11).............................................          20,000       1,675,000
                                                                                --------------  --------------
      Total current liabilities...............................................       6,432,000       6,421,000
LONG-TERM DEBT (Note 7).......................................................          91,000         116,000
                                                                                --------------  --------------
      Total liabilities.......................................................       6,523,000       6,537,000
                                                                                --------------  --------------
COMMITMENTS (Notes 5, 6, 7, 9, 10, 13 and 14)
SHAREHOLDERS' EQUITY (Note 10)
  Preferred stock, no par value; 5,000,000 shares authorized, none issued or outstanding................................................................
  Capital stock, no par value; 15,000,000 shares authorized, 3,552,986 and
   3,549,986 issued and outstanding at December 31, 1995 and 1994,
   respectively...............................................................      11,352,000      11,335,000
  Retained earnings...........................................................         178,000       3,398,000
                                                                                --------------  --------------
      Total shareholders' equity..............................................      11,530,000      14,733,000
                                                                                --------------  --------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY....................................  $   18,053,000  $   21,270,000
                                                                                --------------  --------------
                                                                                --------------  --------------


                See notes to consolidated financial statements.

              POSITIVE RESPONSE TELEVISION, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                                         1995            1994           1993
                                                                    --------------  --------------  -------------
REVENUES
  Product sales...................................................  $   52,239,000  $   35,932,000  $    --
  Air time sales..................................................       7,610,000       4,068,000       --
  Royalty income..................................................       3,362,000       2,408,000      3,075,000
  Production income...............................................        --                43,000        750,000
  Other...........................................................         196,000          69,000       --
                                                                    --------------  --------------  -------------
    Total revenues................................................      63,407,000      42,520,000      3,825,000
                                                                    --------------  --------------  -------------
OPERATING COSTS AND EXPENSES
  Cost of goods sold..............................................      13,899,000       7,771,000       --
  Other direct operating costs....................................      48,117,000      26,589,000        801,000
  Profit participation (Note 5)...................................         314,000       1,496,000       --
  General and administrative......................................       6,047,000       3,232,000      1,720,000
  Litigation settlement, net (Note 6).............................        --              --             (150,000)
                                                                    --------------  --------------  -------------
    Total operating costs and expenses............................      68,377,000      39,088,000      2,371,000
                                                                    --------------  --------------  -------------
INCOME (LOSS) BEFORE EQUITY IN EARNINGS OF VENTURES...............      (4,970,000)      3,432,000      1,454,000

EQUITY IN EARNINGS OF VENTURES (Note 5)...........................        --               105,000         75,000
                                                                    --------------  --------------  -------------
INCOME (LOSS) FROM OPERATIONS.....................................      (4,970,000)      3,537,000      1,529,000
                                                                    --------------  --------------  -------------
OTHER INCOME (EXPENSE)
  Gain on exchange of venture interests (Note 5)..................        --               164,000       --
  Interest income, net............................................          78,000         111,000         (9,000)
  Other...........................................................          17,000           6,000        (41,000)
                                                                    --------------  --------------  -------------
    Total other income (expense)..................................          95,000         281,000        (50,000)
                                                                    --------------  --------------  -------------
INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES...................      (4,875,000)      3,818,000      1,479,000
PROVISION (BENEFIT) FOR INCOME TAXES (Note 11)....................      (1,655,000)      1,527,000        181,000
                                                                    --------------  --------------  -------------
NET INCOME (LOSS).................................................  $   (3,220,000) $    2,291,000  $   1,298,000
                                                                    --------------  --------------  -------------
                                                                    --------------  --------------  -------------
PRO FORMA (Note 11)
  Income before provision for income taxes........................                                  $   1,479,000
  Provision for income taxes......................................                                        592,000
                                                                                                    -------------
    Net income....................................................                                  $     887,000
                                                                                                    -------------
                                                                                                    -------------
INCOME (LOSS) PER COMMON SHARE
  Primary.........................................................         $(0.91)           $0.77          $0.49
  Fully diluted...................................................         $(0.91)           $0.74          $0.49

WEIGHTED AVERAGE SHARES OUTSTANDING
  Primary.........................................................       3,550,076       2,985,498      1,804,239
  Fully diluted...................................................       3,550,076       3,075,631      1,804,239

                See notes to consolidated financial statements.

              POSITIVE RESPONSE TELEVISION, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                            COMMON STOCK
                                                     ---------------------------     RETAINED
                                                       SHARES         AMOUNT         EARNINGS         TOTAL
                                                     -----------  --------------  --------------  --------------
BALANCE, JANUARY 1, 1993...........................    1,772,684  $        9,000  $      246,000  $      255,000
  Shares issued in private placement, net of
   offering costs (Note 10)........................      223,756       1,174,000        --             1,174,000
  Dividends........................................      --             --              (437,000)       (437,000)
  Net income.......................................      --             --             1,298,000       1,298,000
                                                     -----------  --------------  --------------  --------------
BALANCE, DECEMBER 31, 1993.........................    1,996,440       1,183,000       1,107,000       2,290,000
  Shares issued in acquisition of subsidiary (Note
   1)..............................................        3,546          14,000        --                14,000
  Shares issued in public offering, net of offering
   costs (Note 10).................................    1,150,000       5,446,000        --             5,446,000
  Shares issued in private placement, net of
   offering costs (Note 10)........................      400,000       4,692,000        --             4,692,000
  Net income.......................................      --             --             2,291,000       2,291,000
                                                     -----------  --------------  --------------  --------------
BALANCE, DECEMBER 31, 1994.........................    3,549,986      11,335,000       3,398,000      14,733,000
  Shares issued upon exercise of stock options
   (Note 10).......................................        3,000          17,000        --                17,000
  Net loss.........................................      --             --            (3,220,000)     (3,220,000)
                                                     -----------  --------------  --------------  --------------
BALANCE, DECEMBER 31, 1995.........................    3,552,986  $   11,352,000  $      178,000  $   11,530,000
                                                     -----------  --------------  --------------  --------------
                                                     -----------  --------------  --------------  --------------

                 See notes to consolidated financial statements.

              POSITIVE RESPONSE TELEVISION, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                                              1995          1994          1993
                                                                          ------------  ------------  ------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss).......................................................  $ (3,220,000) $  2,291,000  $  1,298,000
Adjustments to reconcile net income (loss) to net cash provided by (used
 in) operating activities:
  Depreciation and amortization.........................................     2,161,000       933,000        65,000
  Equity in earnings of ventures........................................       --           (105,000)      (75,000)
  Gain on exchange of venture interests.................................       --           (164,000)      --
  Gain on disposal of assets............................................        (9,000)      --            --
  Write-off of receivable...............................................       --            --             24,000
  Loss on write-off of leasehold improvements...........................       --            --             21,000
  Deferred income taxes.................................................    (1,655,000)    1,527,000       151,000
  Changes in operating assets and liabilities
    Restricted cash.....................................................       --         (1,500,000)      --
    Royalties receivable................................................       745,000    (1,000,000)     (110,000)
    Accounts receivable.................................................    (2,949,000)   (1,938,000)      --
    Production reimbursement receivable.................................       --            --             65,000
    Inventories.........................................................      (737,000)   (1,676,000)      --
    Infomercial production costs........................................    (2,510,000)   (1,846,000)      --
    Prepaid air time....................................................       810,000    (2,820,000)      --
    Deferred air time...................................................     2,545,000    (4,192,000)      --
    Prepaid income taxes................................................       860,000      (862,000)      --
    Prepaid expenses and other current assets...........................       275,000      (922,000)      (25,000)
    Notes receivable....................................................      (186,000)      206,000      (230,000)
    Other assets........................................................      (209,000)     (235,000)      --
    Accounts payable....................................................      (463,000)    1,413,000       (99,000)
    Accrued professional fees...........................................       191,000      (180,000)      312,000
    Deferred revenues...................................................       (10,000)      284,000       --
    Allowance for returns...............................................       501,000       893,000       --
    Accrued Royalties...................................................       333,000       164,000       --
    Other accrued expenses..............................................       194,000       399,000      (128,000)
    Profit participation payable........................................      (920,000)    1,196,000       --
                                                                          ------------  ------------  ------------
      Net cash provided by (used in) operating activities...............    (4,253,000)   (8,134,000)    1,269,000
                                                                          ------------  ------------  ------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchases of furniture, fixtures and equipment........................      (184,000)     (536,000)      (48,000)
  Investment in ventures................................................       --              7,000      (164,000)
  Due from officers.....................................................        72,000      (193,000)      --
  Other.................................................................        10,000       (72,000)      --
                                                                          ------------  ------------  ------------
      Net cash used in investing activities.............................      (102,000)     (794,000)     (212,000)
                                                                          ------------  ------------  ------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from issuance of common shares from public offering..........       --          5,483,000       (37,000)
  Proceeds from issuance of common shares from private placement........       --          4,692,000     1,174,000
  Proceeds from issuance of common shares...............................        17,000       --            --
  Proceeds from (repayment of) loans from shareholders..................       --           (223,000)       48,000
  Proceeds from bank loan...............................................     1,839,000       --            --
  Dividends.............................................................       --            --           (437,000)
  Other.................................................................       (23,000)      118,000       --
                                                                          ------------  ------------  ------------
      Net cash provided by financing activities.........................     1,833,000    10,070,000       748,000
                                                                          ------------  ------------  ------------
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS....................    (2,522,000)    1,142,000     1,805,000

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD..........................     3,247,000     2,105,000       300,000
                                                                          ------------  ------------  ------------
CASH AND CASH EQUIVALENTS, END OF PERIOD................................  $    725,000  $  3,247,000  $  2,105,000
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------


                See notes to consolidated financial statements.

              POSITIVE RESPONSE TELEVISION, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

1.  THE COMPANY
    Positive Response Television, Inc. (the "Company"), is a California corporation based in Sherman Oaks, California. The Company produces infomercials (television shows featuring various consumer products designed to motivate television viewers to place telephone orders for such products) and generates product sales through the airing of such infomercials and through other distribution channels. The consolidated financial statements include the Company and its wholly owned subsidiaries, Positive Response Media, Inc. ("PRM") and Positive Response Telemarketing, Inc. ("PRTI"). Ventures in which the Company does not own a majority interest are accounted for on the equity method (see
Note  5).  All  intercompany  accounts   and  transactions  are  eliminated   in
consolidation. Certain prior year account balances have been reclassified to conform to current year classifications.

    PRM, which buys and sells air time, became an operating unit of the Company on January 1, 1994, the date of its acquisition, in connection with which the Company issued 3,546 shares of its common stock. Pro forma operating results have not been presented because they would not differ significantly from actual results.

    PRTI, which is engaged in outbound telemarketing, was incorporated on May 11, 1994 and commenced operations in July 1994.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    CASH  AND CASH EQUIVALENTS   --  Cash and  cash equivalents include checking
and money market accounts with original maturities of less than ninety days.

    RESTRICTED CASH   --   Restricted cash  represents cash  held by  a bank  as
collateral for the Company's line of credit (see Note 7). Such cash is invested in short-term certificates of deposit.

    INVENTORIES -- Inventories are valued at the lower of first-in, first-out cost or market and consist of goods sold in the Company's infomercials.

    INFOMERCIAL PRODUCTION COSTS -- Production costs are capitalized when incurred. The Company amortizes such costs based upon the ratio of current revenues to total expected revenues. Additionally, unamortized deferred production costs are written off when management determines that such costs are not recoverable.

    PREPAID AIR TIME -- Prepaid air time represents purchased television air time scheduled to air subsequent to the balance sheet date.

    DEFERRED AIR TIME -- The Company defers a portion of purchased television air time that aired during the current year based on a pro rata share of shipped versus unshipped orders as of the balance sheet date.

    PREPAID AND OTHER CURRENT ASSETS -- Prepaid and other current assets primarily consist of prepaid fulfillment costs, deferred telemarketing costs (which is deferred under the same basis as deferred air time) and prepaid insurance costs.

    FURNITURE, FIXTURES AND EQUIPMENT -- Furniture, fixtures and equipment are stated at historical cost. Depreciation is provided for using the straight-line method over the estimated useful lives of 5 to 7 years (see Note 4).

    DEFERRED REVENUES -- Deferred revenues represent 1) cash received for customer orders that have not yet been shipped at the balance sheet date, and 2) the portion of the television airtime billed that has not yet aired as of the balance sheet date.

              POSITIVE RESPONSE TELEVISION, INC. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    REVENUES -- Revenues are composed of 1) product sales generated through the airing of infomercials, 2) bulk sales to retailers and other distributors,
3) sale of television air time to third parties and ventures accounted for under the equity method, 4) royalties based on product sales generated by companies to whom the Company has granted certain marketing and distribution rights on its products, and 5) production income, representing reimbursements by third parties for approved infomercial production costs. Product sales and royalties are recognized when products are shipped. Air time sales are recognized when aired.

    Prior to 1994, substantially all of the Company's revenues (and consequently most of the accounts receivable) were the result of production agreements with National Media Corporation ("National Media") (see Note 14). Under the
agreement, the Company was reimbursed by National Media for all approved production expenses. The reimbursed costs are shown as "production income" in the accompanying statement of income. In addition, the Company receives royalties based on products sold, as provided for under the production agreement. These amounts are shown as "royalty income." Nonrefundable guarantees are recognized upon delivery of the completed production.

    OTHER  DIRECT  OPERATING COSTS   --   Other  direct operating  costs consist
primarily of air time costs, fulfillment costs, telemarketing service costs and other selling costs.

    INCOME TAXES -- Deferred income tax assets and liabilities are computed annually for differences between the financial statement and income tax bases of assets and liabilities that will result in taxable or deductible amounts in the future. Such deferred income tax asset and liability computations are based on enacted tax laws and rates applicable to periods in which the differences are expected to affect taxable income. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred income tax assets and liabilities.

    The Company operated as a cash-basis "S" corporation for both state and Federal income tax purposes through December 31, 1993. Effective January 1, 1994, the Company elected to become a cash-basis "C" corporation (see Note 11).

    EARNINGS PER SHARE -- Earnings per share amounts are computed based on the actual weighted average number of common stock and dilutive common equivalent shares (stock options and warrants) using the treasury stock method (see Note
10).

    USE OF ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates. The most significant estimates relate to inventory obsolescence, infomercial production costs and the allowance for returns.

              POSITIVE RESPONSE TELEVISION, INC. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

3.  NOTES RECEIVABLE
    Notes receivable consist of the following:

                                                                      1995         1994
                                                                   -----------  -----------
Note receivable from Telebrands Corp.............................  $   500,000
Note receivable from Transactional Media, Inc. ("TMI")...........               $   200,000
Note receivable from National Media..............................       10,000      124,000
                                                                   -----------  -----------
      Total......................................................      510,000      324,000
Current portion..................................................      381,000      314,000
                                                                   -----------  -----------
Noncurrent portion...............................................  $   129,000  $    10,000
                                                                   -----------  -----------
                                                                   -----------  -----------

    The note receivable from Telebrands Corp. is due in equal monthly installments through April 1997, including interest at the rate of 8.75% per annum. The note receivable from TMI was related to the exchange of interest in certain ventures and is payable in equal installments of $25,000 per month (see
Note 5). The note receivable from National Media related to the settlement of the Company's lawsuit with National Media (see Note 14) and was payable in equal installments of $10,000 per month through January 1996.

4.  FURNITURE, FIXTURES AND EQUIPMENT
    Furniture, fixtures and equipment consists of the following:

                                                                     1995          1994
                                                                 -------------  -----------
Furniture and fixtures.........................................  $     215,000  $   171,000
Equipment......................................................        608,000      467,000
Vehicles.......................................................        274,000      274,000
                                                                 -------------  -----------
                                                                     1,097,000      912,000
Less accumulated depreciation..................................        475,000      297,000
                                                                 -------------  -----------
                                                                 $     622,000  $   615,000
                                                                 -------------  -----------
                                                                 -------------  -----------

5.  PROFIT PARTICIPATION AND INVESTMENT IN VENTURES
    The Company operates certain infomercial campaigns through profit participation arrangements which generally involve a sharing of the net profits of the respective campaigns between the Company and its venture partners. The portion of the net profits due to the venture partners is reflected as components of operating costs and expenses and current liabilities.

    In 1993, the Company entered into two ventures (the Kim Komando Komputer Show and the Tai Chi Show -- the "TMI Ventures") with TMI to produce infomercials promoting certain products. Under the terms of the TMI Venture agreements, profits and losses were shared equally, as were all costs, including those associated with production and the product marketing campaign. Both the infomercial and the products they promoted were owned by the TMI Ventures.

    Effective April 1, 1994, the TMI Ventures were terminated. Pursuant to the termination agreement, the Company assigned its interest in the Kim Komando Komputer Show to TMI in exchange for TMI's interest in the Tai Chi Show and a $300,000 note (see Note 3). The Company recognized a $164,000 gain upon the exchange in 1994.

              POSITIVE RESPONSE TELEVISION, INC. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

5.  PROFIT PARTICIPATION AND INVESTMENT IN VENTURES (CONTINUED)
    The following are condensed combined financial statements of operations of the ventures for the year ended December 31, 1993:

Revenues.......................................................  $5,508,000
Expenses.......................................................   5,358,000
                                                                 ----------
Net income.....................................................  $  150,000
                                                                 ----------
                                                                 ----------

6.  LITIGATION
    On May 1, 1995, a purported class action suit was filed in the United States District Court for the Central District of California (the "Court") against the Company and its principal executive officers alleging the that Company had made false and misleading statements in its public filings, press releases and other public statements with respect to its business and financial prospects. The suit was filed on behalf of all persons who purchased common stock of the Company during the period from January 4, 1995 to April 28, 1995. The suit seeks unspecified compensatory damages and other equitable relief. An amended complaint was filed on June 9, 1995, which complaint added more plaintiffs and expanded the class period to November 1994 to April 28, 1995. The Company moved to dismiss the amended complaint and the compliant was dismissed by the Court in late July 1995. The plaintiffs were granted sixty days leave to file another amended complaint to allow them an attempt to state valid claims against the Company.

    On or about September 25, 1995, the plaintiffs filed a Second Amended Complaint ("SAC"). The SAC added new defendants and attempts to set forth new facts to support plaintiffs' entitlement to legal relief. On October 31, 1995, the Company again moved to dismiss plaintiffs' entire action. The Court denied the motion on December 11, 1995. Discovery is continuing.

    An investigation of the Company and one of its shareholders by the Federal Trade Commission ("FTC") for alleged unfair practices in the promotion and sale of certain products was settled April 23, 1993. The settlement agreement required the Company to pay $275,000 and to comply with all regulatory requirements of the FTC in the Company's future production of infomercials.

    The Company is a plaintiff or defendant in a number of commercial litigation matters. Management of the Company does not believe that the disposition of any of these matters will have a material adverse effect on the Company's financial condition.

7.  NOTE PAYABLE AND LONG-TERM DEBT
    In May 1994, the Company obtained a $1,350,000 bank line of credit (the "Line") to finance operations and inventory purchases, pursuant to which the Company must maintain a $1,500,000 security deposit with the bank. In addition, $200,000 of the Line was applied as a reserve against the Company's merchant card activity for future returns and charge-backs. The Line is renewable annually on May 1st and bears interest at a rate per annum one-half percent (1/2%) below the prime rate in effect from time to time. The bank's prime rate at December 31, 1995 was 8.5%. As of December 31, 1995, the Company's borrowings under this Line were $339,000. Net of total open letters of credit of $146,000, the total available on the Line at December 31, 1995 was $665,000.

    In May 1995, the Company obtained a $2,500,000 line of credit (the "Second Line") from another institution to finance operations and inventory purchases. This line of credit contains certain financial covenants, which provide, among other things, for the maintenance of a minimum consolidated net worth, minimum liquidity and restrictions on certain expenditures. The Second Line is secured by certain of the Company's assets, including accounts receivable and inventory. The Second Line is

              POSITIVE RESPONSE TELEVISION, INC. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

7.  NOTE PAYABLE AND LONG-TERM DEBT (CONTINUED)
renewable annually on May 1st and bears interest at a rate per annum one percent (1%) above the bank's reference rate. The bank's reference rate at December 31, 1995 was 8.5%. As of December 31, 1995, the Company had borrowed $1,500,000 under this Second Line.

    As of December 31, 1995, the Company was not in compliance with several of the financial covenants, including the minimum net worth and liquidity requirements under the Second Line. Although the bank has not granted a waiver for these defaults, it has elected not to pursue any of its remedies under the Second Line at this time pending the merger with National Media (see Note 14). In the event the merger is not consummated, the Company plans to negotiate the agreement.

    Long-term debt consists of the following:

                                                                      1995         1994
                                                                   -----------  -----------
Note payable to bank, secured by vehicle, due in 1997, bearing
 interest at 7.25% per annum.....................................  $     9,000  $    16,000
Lease obligation, secured by vehicle, expiring in 1998, bearing
 interest at 8% per annum........................................      107,000      123,000
                                                                   -----------  -----------
Total long-term debt.............................................      116,000      139,000
Less current portion.............................................       25,000       23,000
                                                                   -----------  -----------
Non-current portion..............................................  $    91,000  $   116,000
                                                                   -----------  -----------
                                                                   -----------  -----------

8.  RELATED PARTY TRANSACTIONS
    The Company has loans to officers totaling $121,000, which mature on December 31, 1996, and bear interest at 8% per annum.

    Certain directors and shareholders of the Company provided professional services to the Company. The Company incurred $1,516,000, $417,000 and $409,000 in professional fees from these related parties in 1995, 1994 and 1993, respectively. At December 1995 and 1994, a total of $216,000 and $78,000, respectively, were accrued and payable to these parties.

9.  PROFIT SHARING PLAN
    The Company maintains a defined contribution profit sharing plan for all its full-time employees. No contributions were authorized by the Board of Directors for the years ended December 31, 1995 and 1994. Contribution by the Company to the Plan in 1993 totaled $96,000.

10. COMMON STOCK AND STOCK OPTIONS
    In December 1993, the Company completed a private placement of its common stock. The Company issued 223,756 shares of its common stock at $5.64 per share and realized proceeds (net of offering costs) of $1,174,000 from this offering.

    On May 11, 1994, the Company completed an initial public offering, issuing one million shares of its common stock at $6 per share. On June 16, 1994, an additional 150,000 shares were issued upon exercise of the underwriters' over-allotment option, at $6 per share. The Company's net proceeds, after payment of all offering costs, were $5,446,000. As part of their consideration, the underwriters were granted warrants to purchase up to 100,000 shares of the Company's common stock. The warrants became exercisable on May 4, 1995 at $7.20 per share and expire on May 3, 1999.

              POSITIVE RESPONSE TELEVISION, INC. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

10. COMMON STOCK AND STOCK OPTIONS (CONTINUED)
    On September 19, 1994, the Company issued an additional 400,000 shares of its common stock at $12.50 per share in a private placement offering. The
Company's net proceeds, after payment of fees and related expenses, were $4,692,000.

    In January 1994, the Company adopted the 1994 Stock Option Plan (the "Plan"), which reserved 390,088 common shares to be issued for officers, directors and key employees. In November 1994, the authorized Plan shares were increased to 600,000 shares. As of December 31, 1995, 398,490 options had been granted at exercise prices ranging from $5.64 per share to $14.875 per share, of which 228,228 were exercisable. As of December 31, 1995, 3,000 options had been exercised with an additional 11,500 options exercised in January 1996. The remaining options become exercisable at 20 percent annual increments through 1999. All options expire ten years from the date of grant. The exercise price is set at or above the current stock price at the date of grant.

    In October 1995, the Financial Accounting Standards Board issued Statement of Accounting Standards No. 123, "Accounting for Stock-Based Compensation." The Company does not plan to adopt the fair value features of the statement and instead will base its accounting on the provisions of Accounting Principles Board Opinion No. 25.

11. INCOME TAXES
    The provision (benefit) for income taxes consists of the following:

                                                                           1995           1994         1993 (1)
                                                                      --------------  -------------  -------------
Current
  Federal...........................................................  $       20,000
  State.............................................................                                 $      30,000
Deferred
  Federal...........................................................      (1,424,000) $   1,184,000        114,000
  State.............................................................        (251,000)       343,000         37,000
                                                                      --------------  -------------  -------------
                                                                      ($   1,655,000) $   1,527,000  $     181,000
                                                                      --------------  -------------  -------------
                                                                      --------------  -------------  -------------

              POSITIVE RESPONSE TELEVISION, INC. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

11. INCOME TAXES (CONTINUED)
    Deferred income taxes and liabilities consist of the following:

                                                                    1995                          1994
                                                        ----------------------------  ----------------------------
                                                           FEDERAL         STATE         FEDERAL         STATE
                                                        -------------  -------------  --------------  ------------
Current Asset:
  Net operating loss carryforwards....................  $     518,000       --        $      972,000  $    122,000
  Accounts receivable reserve.........................         47,000  $      13,000          41,000        11,000
  Reserve for returns.................................        252,000         69,000         284,000        77,000
  Reserve for obsolete inventory......................         90,000         25,000          37,000        10,000
                                                        -------------  -------------  --------------  ------------
                                                              907,000        107,000       1,334,000       220,000
  Valuation allowance.................................       (268,000)      --            (1,334,000)     (220,000)
                                                        -------------  -------------  --------------  ------------
      Current asset net of allowance..................        639,000        107,000        --             --
                                                        -------------  -------------  --------------  ------------
Current Liability:
  Cash to accrual adjustments.........................       (630,000)      (107,000)     (1,424,000)     (251,000)
  Other...............................................         (9,000)      --              --             --
                                                        -------------  -------------  --------------  ------------
      Current liability...............................       (639,000)      (107,000)     (1,424,000)     (251,000)
                                                        -------------  -------------  --------------  ------------
      Net Current Liability...........................  $    --        $    --        $   (1,424,000) $   (251,000)
                                                        -------------  -------------  --------------  ------------
                                                        -------------  -------------  --------------  ------------

    A reconciliation between the statutory federal income tax rate and the effective income tax rates based on continuing operations is as follows:

                                                                                                            PRO FORMA
                                                                                    1995         1994        1993 (1)
                                                                                 -----------  -----------  ------------
Federal statutory income tax rate..............................................     (34.0)%        34.0%         34.0%
State taxes, net of federal benefit............................................      (5.1)          6.2           6.2
Effect of losses without current year benefit..................................        4.8        --            --
Other..........................................................................        0.4        (0.2)         (0.2)
                                                                                 -----------  -----------      ------
      Total....................................................................     (33.9)%        40.0%         40.0%
                                                                                 -----------  -----------      ------
                                                                                 -----------  -----------      ------

- ------------------------
(1) 1993 amounts result primarily from the conversion from an S corporation taxpayer to a C corporation taxpayer using the cash-basis of accounting for income taxes. The pro forma results of operations in the 1993 statements of operations are presented as if the Company had been a C corporation with a combined Federal and state income tax rate of 40%.

    The Company has available net operating loss carryforwards for Federal income tax purposes of $1,522,000, expiring in year 2009.

12. SUPPLEMENTAL CASH FLOW INFORMATION
    Cash payments for income taxes were 0, $862,000 and $37,000 in 1995, 1994 and 1993, respectively. Cash payments for interest were $112,000, $10,000 and $3,000 in 1995, 1994 and 1993, respectively.

    In 1993, the Company purchased an automobile, financing $22,000 of the purchase price. In 1994, the Company entered into a capital lease for an automobile, which was capitalized at $130,000 (see Note 7).

              POSITIVE RESPONSE TELEVISION, INC. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

13. COMMITMENTS

    LEASES   --  The  Company leases office space  through a lease which expires
July 15, 1996, with a one year renewal option. Rent expense for 1995, 1994 and 1993 was $219,000, $168,000 and $43,000, respectively.

    EMPLOYMENT  CONTRACTS   --  The  Company has employment  contracts with five
officers which expire in 1996, under which annual compensation aggregating $894,000 is to be paid in 1996.

14. NATIONAL MEDIA CORPORATION
    In May, 1993, the Company filed a breach of contract and declaratory relief action against National Media (see Note 2), alleging that National Media had not paid royalties earned in connection with the production and airing of a number of infomercials. The suit also asserted the Company's ownership interest in a certain service mark and sought reimbursement for attorney's fees and FTC consent decree damages the Company incurred as indemnifiable expenses pursuant to a written agreement with National Media.

    On December 11, 1993, the Company and National Media entered into a settlement agreement, with National Media agreeing to pay the Company all outstanding royalties and an additional amount aggregating $560,000. The Company received $300,000 in December 1993, and received $250,000 of its settlement over a 25-month period commencing January 1994 (see Note 3). In addition, the Company was relieved of a $10,000 obligation. The settlement also provided that National Media has sole and exclusive ownership of the service mark, but that all future shows using that name would be produced exclusively by the Company and hosted exclusively by Mike Levey, the majority shareholder of the Company. The gain reported in the 1993 statements of operations are net of attorney's fees associated with the litigation in the amount of approximately $390,000. In connection with the settlement agreement, the Company also entered into a new production agreement with National Media.

    On October 19, 1994, the Company and National Media entered into a new Marketing, Distribution and Service Mark Agreement (the "New Agreement"). Under the terms of the New Agreement, the Company paid $100,000 to obtain sole right, title and interest in and to the "Amazing Discoveries" service mark. In addition, National Media was granted exclusive rights to distribute certain of the Company's infomercials in certain United States television markets and certain foreign countries. As consideration, National Media reimbursed the Company for one-half of the infomercial production costs, up to a maximum reimbursement of $125,000, plus royalties ranging from 23% to 25% of Adjusted Net Revenues (as defined) for sales to end-users and 40% of Adjusted Gross Profit (as defined) for sales to other distributors.

    On January 17, 1996, the Company entered into an Agreement and Plan of Merger and Reorganization (as amended, the "Merger Agreement"), by and among the Company, National Media and a wholly-owned subsidiary of National Media ("Merger Sub"), pursuant to which the Company will be merged with and into Merger Sub (the "Merger"), the Company's separate corporate existence will be extinguished, and the equity interest of the Company's shareholders in the Company will cease. The surviving corporation will be renamed "Positive Response Television, Inc." and it will continue as a wholly-owned subsidiary of National Media.

    Pursuant to the terms of the Merger Agreement, each outstanding share of common stock of the Company (other than in limited circumstances, shares as to which dissenters' rights of appraisal have been perfected under Chapter 13 of the California Corporations Code and shares held by National

              POSITIVE RESPONSE TELEVISION, INC. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

14. NATIONAL MEDIA CORPORATION (CONTINUED)
Media) will be converted into the right to receive a maximum .5239 shares (the "Exchange Ratio") of National Media's common stock, $.01 par value per share ("NMC Common Stock"), less a pro rata portion of any Reduction Amount (as defined below). The Reduction Amount is defined as that number of shares of NMC Common Stock equal to (x) two, multiplied by (y) the amount, if any, by which the Minimum Shareholders' Equity (as defined below) exceeds the Company's shareholders' equity as of December 31, 1995 (subject to adjustment for any material changes thereto which occur after such date and subject to reduction for certain agreed upon balance sheet items), divided by (z) $14.125. For purposes of the Merger Agreement, "Minimum Shareholders' Equity" is defined as $13,000,000, less the amount of all costs incurred by the Company directly in connection with the Merger Agreement, the Merger and the transactions contemplated thereby and given effect in the Company's financial statements. The Merger Agreement also provides that, under certain circumstances, a number of shares of NMC Common Stock equal in dollar value (based upon a price of $14.125 per share of NMC Common Stock) to certain of the Company's balance sheet items and otherwise issuable, on a pro rata basis, to the shareholders of the Company (the "Escrow Shares") will be held in escrow and will be deliverable out of escrow, if at all, within approximately 18 months after the anticipated date of closing, only upon the realization of the value of such items and the satisfaction of certain conditions set forth in the Merger Agreement and an Escrow Agreement to be entered into pursuant thereto.

    The Merger Agreement also provides that each outstanding option to purchase shares of the Company's stock will be assumed by National Media upon the same terms and conditions as set forth in the Stock Option Plan and the agreement pursuant to which each such option was issued, subject, however, to appropriate adjustment (as to both number of shares and exercise price) to reflect the Exchange Ratio (and the effect of the Reduction Amount thereon). Similarly, each outstanding stock purchase right (if any) will be assumed by National Media upon the same terms and conditions as set forth in the agreement or instrument pursuant to which each such stock purchase right was issued or granted, subject, however, to appropriate adjustment (as to both number of shares and exercise or conversion price) to reflect the Exchange Ratio (and the effect of the Reduction amount thereon). Currently, there are no stock purchase rights outstanding.

                  POSITIVE RESPONSE TELEVISION, INC. AND SUBSIDIARIES
                         CONSOLIDATED BALANCE SHEETS

                                   ASSETS

                                                                               MARCH 31,      DECEMBER 31,
                                                                                 1996              1995
                                                                          --------------      --------------
                                                                           (Unaudited)
CURRENT ASSETS
   Cash and cash equivalents                                               $    987,000       $    725,000
   Restricted cash                                                            1,500,000          1,500,000
   Royalties receivable                                                         556,000            863,000
   Accounts receivable, net of allowance for doubtful accounts                4,465,000          4,887,000
   Inventories                                                                2,022,000          2,413,000
   Infomercial production costs, net of accumulated amortization              2,114,000          1,877,000
   Current portion of notes receivable                                          371,000            381,000
   Prepaid air time                                                           1,879,000          2,024,000
   Prepaid income taxes                                                          77,000              2,000
   Prepaid expenses and other current assets                                    803,000            628,000
   Deferred air time                                                          2,392,000          1,647,000
   Due from officers                                                             77,000            121,000
                                                                         --------------      --------------
      Total current assets                                                   17,243,000         16,868,000
NOTES RECEIVABLE, NET OF CURRENT PORTION                                        129,000            129,000
FURNITURE, FIXTURES AND EQUIPMENT, net                                          618,000            622,000
OTHER ASSETS                                                                    547,000            434,000
                                                                         --------------      --------------
   TOTAL ASSETS                                                            $ 18,537,000       $ 18,053,000
                                                                         --------------      --------------
                                                                         --------------      --------------

                                   LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
   Accounts payable                                                       $   1,329,000      $   1,001,000
   Accrued professional fees                                                    388,000            323,000
   Deferred revenues                                                            373,000            274,000
   Allowance for returns                                                      1,307,000          1,394,000
   Other accrued expenses                                                     1,151,000          1,280,000
   Note payable - bank                                                        1,578,000          1,839,000
   Current portion of long-term debt                                             25,000             25,000
   Profit participation payable                                                 520,000            276,000
   Income taxes payable                                                           8,000
   Deferred Income taxes                                                         20,000             20,000
                                                                         --------------      --------------
     Total current liabilities                                                6,699,000          6,432,000

LONG-TERM DEBT                                                                   85,000             91,000
                                                                         --------------      --------------
   Total liabilities                                                          8,784,000          6,523,000
                                                                         --------------      --------------
SHAREHOLDERS' EQUITY
   Preferred stock, no par value; 5,000,000 shares authorized, none issued or outstanding
   Capital stock, no par value; 15,000,000 shares authorized,
      3,598,077 issued and outstanding                                       11,563,000         11,352,000
   Retained earnings                                                            190,000            178,000
                                                                         --------------      --------------
      Total shareholders' equity                                             11,753,000         11,530,000
                                                                         --------------      --------------
    TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                             $ 18,537,000       $ 18,053,000
                                                                         --------------      --------------
                                                                         --------------      --------------

               See notes to unaudited consolidated financial statements.

               POSITIVE RESPONSE TELEVISION, INC. AND SUBSIDIARIES
                   CONSOLIDATED  STATEMENTS OF OPERATIONS
                               (Unaudited)


                                                  THREE MONTHS ENDED MARCH 31,
                                                  -----------------------------
                                                       1996            1995
                                                  -------------    ------------
REVENUES
   Product sales                                   $ 11,864,000    $ 20,741,000
   Air time sales                                     2,275,000         858,000
   Royalty income                                       403,000       1,794,000
   Production income                                          -              -
   Other                                                 24,000          47,000
                                                  -------------    ------------
   Total revenues                                    14,566,000      23,440,000
                                                  -------------    ------------

OPERATING COSTS AND EXPENSES
   Cost of goods sold                                 2,968,000       5,258,000
   Other direct operating costs                       9,606,000      16,649,000
   Profit participation                                 453,000          52,000
   General and administrative                         1,502,000       1,520,000
                                                  -------------    ------------
   Total operating costs and expenses                14,529,000      23,479,000
                                                  -------------    ------------

INCOME (LOSS) FROM OPERATIONS                            37,000         (39,000)
                                                  -------------    ------------

OTHER INCOME (EXPENSE)
   Interest income (expense), net                       (18,000)         40,000
   Other                                                      -           1,000
                                                  -------------    ------------
                                                  -------------    ------------

   Total other income (expense)                         (18,000)         41,000
                                                  -------------    ------------
                                                  -------------    ------------

INCOME BEFORE PROVISION FOR
   INCOME TAXES                                          19,000           2,000

PROVISION FOR INCOME TAXES                                8,000           1,000
                                                  -------------    ------------
NET INCOME                                         $     11,000    $      1,000
                                                  -------------    ------------
                                                  -------------    ------------

INCOME PER COMMON SHARE
   Primary                                         $       0.00    $       0.00
   Fully diluted                                   $       0.00    $       0.00

WEIGHTED AVERAGE SHARES OUTSTANDING
   Primary                                            3,679,037       3,778,399
   Fully diluted                                      3,679,037       3,835,870


               See notes to unaudited consolidated financial statements.

                         POSITIVE RESPONSE TELEVISION, INC. AND SUBSIDIARIES
                             CONSOLIDATED  STATEMENTS OF CASH FLOWS
                                           (Unaudited)

                                                               THREE MONTHS ENDED MARCH 31,
                                                            ----------------------------------
                                                                1996                   1995
                                                            ------------         -------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                       11,000                 1,000
Adjustments to reconcile net income to net cash
provided by operating activities:
  Depreciation and amortization                                 232,000                50,000
  Deferred income taxes                                               -                 1,000
  Changes in operating assets and liabilities
    Royalties receivable                                        107,000                84,000
    Accounts receivable                                         422,000            (1,999,000)
    Inventories                                                 391,000              (443,000)
    Infomercial production costs                               (400,000)             (382,000)
    Prepaid air time                                            145,000               (41,000)
    Deferred air time                                          (746,000)            2,494,000
    Prepaid income taxes                                        (75,000)
    Prepaid expenses and other current assets                  (176,000)             (194,000)
    Notes receivable                                             10,000                99,000
    Other noncurrent assets                                    (137,000)             (105,000)
    Accounts payable                                            328,000               100,000
    Accrued professional fees                                    65,000               (31,000)
    Deferred revenues                                            98,000               366,000
    Allowance for returns                                       (87,000)              667,000
    Other accrued expenses                                     (126,000)             (251,000)
    Profit participation payable                                244,000              (384,000)
    Income taxes payable                                          8,000
                                                            -----------          ------------
      Net cash provided by operating activities                 315,000                32,000
                                                            -----------          ------------

CASH FLOWS FROM INVESTING ACTIVITIES
  Purchases of furniture, fixtures and equipment                (42,000)              (65,000)
  Due from officers                                              44,000                38,000
  Other                                                           1,000                 8,000
                                                            -----------          ------------
    Net cash provided by (used in) investing activities           3,000               (19,000)
                                                            -----------          ------------

CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from issuance of common shares                       211,000
  Payment of bank loan                                         (261,000)
  Other                                                          (6,000)               (6,000)
                                                            -----------          ------------
  Net cash used in financing activities                         (58,000)               (6,000)
                                                            -----------          ------------

NET INCREASE IN CASH AND CASH EQUIVALENTS                       262,000                 7,000

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                  725,000             3,247,000
                                                            -----------          ------------
CASH AND CASH EQUIVALENTS, END OF PERIOD                    $   987,000          $  3,254,000
                                                            -----------          ------------
                                                            -----------          ------------

               See notes to unaudited consolidated financial statements.

                        POSITIVE RESPONSE TELEVISION, INC. AND SUBSIDIARIES

                           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                      (Unaudited)


1.  THE COMPANY

  Positive Response Television, Inc. (the "Company"), is a California corporation based in Sherman Oaks, California. The Company produces infomercials (television shows featuring various consumer products designed to motivate television viewers to place telephone orders for such products) and generates product sales through the airing of such infomercials and through other distribution channels. The consolidated financial statements include the Company and its wholly owned subsidiaries, Positive Response Media, Inc. ("PRM") and Positive Response Telemarketing, Inc. ("PRTI"). Ventures in which the Company does not own a majority interest are accounted for on the equity method. All intercompany accounts and transactions are eliminated in consolidation.

  The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the requirements of Regulation S-B. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly, the financial position, results of operations and cash flows for all periods presented, have been made. The results of operations for the period ended March 31, 1996 are not necessarily indicative of the results expected for the entire year ending December 31, 1996. Certain prior year account balances have been reclassified to conform to current year classifications.

 PRM, which buys and sells air time, became an operating unit of the Company on January 1, 1994, the date of its acquisition, in connection with which the Company issued 3,546 shares of its common stock. PRTI, which is engaged in outbound telemarketing and also provides customer service, was incorporated on May 11, 1994 and commenced operations in July 1994.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 INFOMERCIAL PRODUCTION COSTS - Production costs are capitalized when incurred. The Company amortizes such costs based upon the ratio of current revenues to total expected revenues. Additionally, unamortized deferred production costs are written off when management determines that such costs are not recoverable.

 PREPAID AIR TIME - Prepaid air time represents purchased television air time scheduled to air subsequent to the balance sheet date.

 DEFERRED AIR TIME - The Company defers a portion of purchased television air time that aired during the current period based on a pro rata share of shipped versus unshipped orders as of the balance sheet date.

  ALLOWANCE FOR RETURNS - The allowance for returns is accounted for using the accrual method and is estimated based on historical rates and actual returns occurring subsequent to the balance sheet date.

   REVENUES - Revenues are composed of 1) product sales generated through the airing of infomercials, 2) bulk sales to distributors for retail distribution, 3) sale of television air time to third parties and ventures accounted for under the equity method, 4) royalties based on product sales generated by companies to whom the Company has granted certain marketing and distribution rights on its products, and 5) production income, representing reimbursements by third parties for approved infomercial production costs. Product sales and royalties are recognized when products are shipped. Air time sales are recognized when aired.

   OTHER DIRECT OPERATING COSTS - Other direct operating costs consist primarily of air time costs, fulfillment costs, telemarketing service costs and other selling costs.

 INCOME TAXES - Deferred income tax assets and liabilities are computed annually for differences between the financial statement and income tax bases of assets and liabilities that will result in taxable or deductible amounts in the future. Such deferred income tax asset and liability computations are based on enacted tax laws and rates applicable to periods in which the differences are expected to affect taxable income. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred income tax assets and liabilities.

 EARNINGS PER SHARE - Earnings per share amounts are computed based on the actual weighted average number of common stock and dilutive common equivalent shares (stock options and warrants) using the treasury stock method.

 USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. The most significant estimates relate to inventory obsolescence, infomercial production costs and the allowance for returns.

3. PROFIT PARTICIPATION AND INVESTMENT IN VENTURES

 The Company operates certain infomercial campaigns through profit participation arrangements which generally involve a sharing of the net profits of the respective campaigns between the Company and its profit participants or venture partners. The portion of the net profits due to the profit participants or venture partners is reflected as components of operating costs and expenses and current liabilities.

4. LINES OF CREDIT

 The Company has a $1,350,000 bank line of credit (the "Line") to finance operations and inventory purchases, pursuant to which the Company must maintain a $1,500,000 security deposit with the bank. In addition, $200,000 of the Line is applied as a reserve against the Company's merchant card activity for future returns and charge-backs. The Line matures on August 1, 1996 and bears interest at a rate per annum one-half percent (1/2%) below the prime rate in effect from time to time. As of March 31, 1996, the Company's borrowings under this Line was $328,000. Net of total open letters of credit of $370,000, the total available on the Line at March 31, 1996 was $452,000.

 The Company also has a $2,500,000 line of credit (the "Second Line") with another institution to finance operations and inventory purchases. This line of credit contains certain financial covenants, which provide, among other things, for the maintenance of a minimum consolidated net worth and restrictions on certain expenditures. The Second Line is secured by certain of the Company's assets, including accounts receivable and inventory. The Second Line is renewable annually on May 1st and bears interest at a rate per annum one percent (1%) above the bank's reference rate. Effective May 1, 1996, the Second Line was extended to June 1, 1996. As of March 31, 1996, the Company had borrowed $1,250,000 under this Second Line.

 As of March 31, 1996, the Company was not in compliance with the minimum net worth and liquidity requirements under the Second Line. Although the bank has not granted a waiver for these defaults, it has elected not to pursue any of its remedies under the Second Line at this time pending the merger with National Media (see Note 6). In the event the merger is not consummated, the Company plans to negotiate the agreement.

5. LITIGATION

 On May 1, 1995, a purported class action suit was filed in the United
States District Court for the Central District of California (the "Court") against the Company and its principal executive officers alleging that the Company had made false and misleading statements in its public filings, press releases and other public statements with respect to its business and financial prospects. The suit was filed on behalf of all persons who purchased common stock of the Company during the period from January 4, 1995 to April 28, 1995. The suit seeks unspecified compensatory damages and other equitable relief. An amended complaint was filed on June 9, 1995, which complaint added more plaintiffs and expanded the class period to November 1994 to April 28, 1995. The Company moved to dismiss the amended complaint and the complaint was dismissed by the Court in late July 1995. The plaintiffs were granted sixty days leave to file another amended complaint to allow them an attempt to state valid claims against the Company.

 On or about September 25, 1995, the plaintiffs filed a Second Amended Complaint ("SAC"). The SAC added new defendants and attempts to set forth new facts to support plaintiffs' entitlement to legal relief. On October 31, 1995, the Company again moved to dismiss plaintiffs' entire action. The Court denied the motion on December 11, 1995. Discovery is continuing.

 The Company is a defendant in a number of commercial litigation matters. Management of the company does not believe that the disposition of any of these matters will have a materially adverse effect on the Company's financial condition.

6. MERGER WITH NATIONAL MEDIA

 On January 17, 1996, the Company entered into an Agreement and Plan of Merger and Reorganization (the "Merger Agreement"), by and among the Company, National Media and a wholly-owned subsidiary of National Media ("Merger Sub"), pursuant to which the Company will be merged with and into Merger Sub (the "Merger"), the Company's separate corporate existence will be extinguished, and the equity interest of the Company's shareholders in the Company will cease. The surviving corporation will be renamed "Positive Response Television, Inc." and it will continue as a wholly-owned subsidiary of National Media. The Merger Agreement was subsequently amended on April 4, 1996.

 Pursuant to the terms of the Merger Agreement, each outstanding share of common stock of the Company (other than, in limited circumstances, shares as to which dissenters' rights of appraisal have been perfected under Chapter 13 of the California Corporations code and shares held by National Media) will be converted into the right to receive a maximum .5239 shares (the "Exchange Ratio") of NMC's common stock, $.01 par value per share ("NMC Common Stock"), less a pro rata portion of any Reduction Amount (as defined below). The Reduction Amount is defined as that number of shares of NMC Common Stock equal to (x) two, multiplied by (y) the amount, if any, by which the Minimum Shareholders' Equity (as defined below) exceeds the Company's shareholders' equity as of December 31, 1995 (subject to adjustment for any material changes thereto which occur after such date and subject to reduction for certain agreed upon balance sheet items), divided by (z) $14.125. For purposes of the Merger Agreement, "Minimum Shareholders' Equity" is defined as $13,000,000, less the amount of all costs incurred by the Company directly in connection with the Merger Agreement, the Merger and the transactions contemplated thereby and given effect in the Company's financial statements. The Merger Agreement also provides that, under certain circumstances, a number of shares of NMC Common Stock equal in dollar value (based upon a price of $14.125 per share of NMC Common Stock) to certain of the Company's balance sheet items and otherwise issuable, on a pro rata basis, to the shareholders of the Company (the Escrow Shares") will be held in escrow and will be deliverable out of escrow, if at all, within approximately 18 months after the anticipated date of closing, only upon the realization of the value of such items and the satisfaction of certain conditions set forth in the Merger Agreement and an Escrow Agreement to be entered into pursuant thereto.

 The Merger Agreement also provides that each outstanding option to purchase shares of the Company's stock will be assumed by National Media upon the same terms and conditions as set forth in the Stock Option Plan and the agreement pursuant to which each such option was issued, subject, however, to appropriate adjustment (as to both number of shares and exercise price) to reflect the Exchange Ratio (and the effect of the Reduction Amount thereon). Similarly, each outstanding stock purchase right (if any) will be assumed by National Media upon the same terms and conditions as set forth in the agreement or instrument pursuant to which each such stock purchase right was issued or granted, subject, however, to appropriate adjustment (as to both number of shares and exercise or conversion price) to reflect the Exchange Ratio (and the effect of the Reduction Amount thereon). Currently, there are no such stock purchase rights outstanding.

Item 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS (Continued)

     (b)  PRO FORMA FINANCIAL INFORMATION.

          It is impracticable for the Company to provide the required pro forma financial information relating to the Merger at the time of the filing of this report. The Company undertakes to file such pro forma financial information as an amendment to this Form 8-K as soon as practicable after the date hereof, but in no event later than sixty
          (60) days from the date by which this report on Form 8-K is required to be filed.

     (c)  EXHIBITS.

          2.1 Agreement and Plan of Merger and Reorganization, dated as of January 17, 1996 and amended as of April 4, 1996, by and among National Media Corporation, a Delaware corporation, PRT Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of National Media Corporation, and Positive Response Television, Inc., a California corporation.

          2.2 Escrow Agreement, dated as of May 17, 1996, by and among National Media Corporation, a Delaware corporation, Positive Response Television, Inc., a California corporation, the Shareholders' Representative named therein and Chemical Mellon Shareholder Services, L.L.C., as Escrow Agent.

          23.1 Consent of Deloitte & Touche LLP.

          99.1 Employment Agreement, dated as of May 17, 1996, by and between Positive Response Television, Inc., a Delaware corporation and a wholly-owned subsidiary of National Media Corporation, National Media Corporation, a Delaware corporation, and Michael Levey.

          99.2 Employment Agreement, dated as of May 17, 1996, by and between Positive Response Television, Inc., a Delaware corporation and a wholly-owned subsidiary of National Media Corporation, and Lisa Vann Levey.

          99.3 Press Release, dated May 30, 1996.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                   NATIONAL MEDIA CORPORATION
                                   (Registrant)


Date: May 31, 1996                 By: /s/ James M. Gallagher
     ----------------                 ----------------------------
                                   Name:   James M. Gallagher
                                   Title:  Chief Financial Officer

                                  EXHIBIT INDEX
                                  -------------


EXHIBIT NO.
2.1 Agreement and Plan of Merger and Reorganization, dated as of January 17, 1996 and amended as of April 4, 1996, by and among National Media Corporation, a Delaware corporation, PRT Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of National Media Corporation, and Positive Response Television, Inc., a California corporation.

2.2 Escrow Agreement, dated as of May 17, 1996, by and among National Media Corporation, a Delaware corporation, Positive Response Television, Inc., a California corporation, the Shareholders' Representative and the Escrow Agent.

23.1           Consent of Deloitte & Touche LLP.

99.1 Employment Agreement, dated as of May 17, 1996, by and between Positive Response Television, Inc., a Delaware corporation and a wholly-owned subsidiary of National Media Corporation, National Media Corporation, a Delaware corporation, and Michael Levey.

99.2 Employment Agreement, dated as of May 17, 1996, by and between Positive Response Television, Inc., a Delaware corporation and a wholly-owned subsidiary of National Media Corporation, and Lisa Vann Levey.

99.3           Press Release, dated May 30, 1996.